Exhibit 10(m)(xii)

                             Amendment No. 1 to the
                 Albany International Corp. 2005 Incentive Plan

      WHEREAS, Albany International Corp. (the "Company") maintains the Albany International Corp. 2005 Incentive Plan (the "Plan"); and

      WHEREAS, the Board of Directors of the Company has designated authority to the Compensation Committee (the "Committee") to administer the Plan; and

      WHEREAS, the Committee has the authority pursuant to Sections 15 of the Plan to amend the Plan as provided herein; and

      WHEREAS, the Committee has deemed it necessary to amend the Plan to conform to Section 409A of the Internal Revenue Code of 1986.

      NOW THEREFORE, the Plan is amended, effective December 1, 2007, as follows:

      1. In regard to the definition of "Change in Control", Section 2. c) shall be deleted in its entirety and replaced with the following:

      c) "Change in Control" may, unless otherwise restricted in an Incentive Award, be deemed to have occurred if (i) there is a change of ownership of the Company as a result of one person, or more than one person acting as a group, acquiring ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, provided, however, that the acquisition of additional stock by a person or group who already owns 50% of the total fair market value or total voting power of the stock of the Company shall not be considered a Change in Control; (ii) notwithstanding that the Company has not undergone a change in ownership as described in subsection (i) above, there is a change in the effective control of the Company as a result of either (a) one person, or more than one person, acting as a group, acquiring (or having acquired during the 12 month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Common, or (b) a majority of the members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election, provided, however, that in either case the acquisition of additional control by a person or group who already is considered to effectively control the Company shall not be considered to a Change in Control; or
      (iii) there is a change in ownership of a substantial portion of the Company's assets as a result of one person, or more than one person acting as a group, acquiring (or having acquired during the 12 month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions, provided, however, that there is no Change in Control if the transfer of assets is to the shareholders of the Company or an entity controlled by the shareholders of the Company. A more restrictive definition of Change in Control that may be set forth in any Incentive Award shall nonetheless conform to the regulations implementing Section 409A of the Code.

      2. In regard to the definition of "Fair Market Value", Section 2. l) shall be deleted in its entirety and replaced with the following:

      l) "Fair Market Value" means, with respect to any share of Common Stock, the closing price of such share as reported in "New York Stock Exchange Composite Transactions" in "The Wall Street Journal" for the relevant date or, if no quotation shall have been made on such relevant date, on the next preceding day on which there were quotations or, if the Company's shares of Common Stock are not traded on such exchange, such price as reported on such other securities market or exchange on which such shares are traded as the Committee shall determine.

      3. Section 4. Administration of Plan shall be amended by adding a new sentence at the end of the first paragraph thereof, as follows:

      The Committee intends to administer the Plan in accordance with Section 409A of the Code and shall construe the terms of the Plan or any Awards thereunder consistent with Section 409A.

      4. In regard to Stock Appreciation Rights, the proviso in Section 7(a)(v) shall be deleted so that Section 7(a)(v) shall now provide in its entirety as follows:

      (v) to determine the exercise price of each SAR, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant.

      5. Section 10. Adjustment Upon Changes in Common Stock shall be amended so that it provides, in its entirety, as follows:

      Notwithstanding any other provision of the Plan, in the event of any change in the outstanding shares of Common Stock by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination or exchange of shares or the like, the aggregate number and class of shares for which options may be granted under the Plan, the number and class of shares covered by or issuable pursuant to Incentive Awards granted under the Plan and the value of any outstanding Incentive Awards shall be appropriately adjusted by the Committee, whose determination shall be conclusive. No fractional shares shall be issued under the Plan and any fractional shares resulting from computations pursuant to this Section shall be eliminated from the Incentive Award

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      6. A new Section 21 shall be added as follows:

      21.   Restriction on Acceleration

      In the event any Incentive Award provides for the acceleration of the date on which the Incentive Award becomes vested, exercisable, or transferable, as the case may be, due to the termination of the Participant's, then to the extent such Participant is a key employee (as that term is defined in Section 416 of the Code), the date to which such right shall be accelerated shall be no earlier than the first day of the month that is six months following the date of such termination.

      IN WITNESS WHEREOF, the Committee having so approved, the Company has caused this Amendment to be duly executed on December 5, 2007, but effective as of December 1, 2007.

                                    ALBANY INTERNATIONAL CORP.

                                    By: /s/ Charles J. Silva, Jr.
                                       ----------------------------------

                                    Its:  Vice President- General Counsel
                                        ---------------------------------

ATTEST:

/s/ Joseph M. Gaug
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